Exhibit 5.1

May 16, 2017
Becton, Dickinson and Company
1 Becton Drive
 Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-206020) and Post-Effective Amendment No. 1 thereto (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the public offering by the Company of 14,025,000 shares of common stock, par value $1.00 per share (“Common Stock”), of the Company, which includes 1,275,000 shares of Common Stock issued pursuant to an option to purchase additional shares (collectively, the “Shares”). The Shares are being offered and sold pursuant to a Prospectus, dated May 8, 2017, as supplemented by the Prospectus Supplement, dated May 10, 2017 (together, the “Prospectus”), filed with the Commission on May 12, 2017 pursuant to Rule 424(b) under the Act, and an Underwriting Agreement dated May 10, 2017 (the “Underwriting Agreement”) between the Company and the several underwriters named therein.

In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus, and (b) a copy of the Underwriting Agreement.

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the New Jersey Business Corporation Act and, when the Shares are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof. In addition, I consent to the reference to me under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Gary DeFazio
Gary DeFazio
Senior Vice President, Corporate Secretary and Associate General Counsel